EXHIBIT (7): COINSURANCE AGREEMENT BETWEEN UNITED OF OMAHA LIFE INSURANCE
             COMPANY AND SECURITY BENEFIT LIFE INSURANCE COMPANY.

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                              COINSURANCE AGREEMENT
                                 BY AND BETWEEN
                     UNITED OF OMAHA LIFE INSURANCE COMPANY
                                       AND
                     SECURITY BENEFIT LIFE INSURANCE COMPANY
                          DATED AS OF FEBRUARY 10, 2004

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
                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS ....................................................    4

ARTICLE II BUSINESS REINSURED ............................................    6
   2.1   General .........................................................    6
   2.2   Liability .......................................................    6
   2.3   Defenses ........................................................    7
   2.4   Declaration of Non-Guaranteed Elements ..........................    7
   2.5   Policy Changes ..................................................    7
   2.6   Retrocession ....................................................    5

ARTICLE III TRANSFER OF ASSETS ...........................................    7
   3.1   Ceding Commission ...............................................    7
   3.2   Transfer on the Closing Date ....................................    7
   3.3   Other Transfer ..................................................    5
   3.4   Security Trust...................................................    6

ARTICLE IV TERRITORY; TERM ...............................................    8
   4.1   Territory and Term ..............................................    8
   4.2   Reductions ......................................................    8

ARTICLE V RESERVES .......................................................    6
   5.1   Establishment of General Account Reserves .......................    6
   5.2   Establishment of Separate Account Reserves ......................    6
   5.3   Reserve Reports .................................................    7
   5.4   Reinsurance Reserve Credits .....................................    9

ARTICLE VI ACCOUNTING AND SETTLEMENT .....................................    7
   6.1   Net Daily Adjustment ............................................    7
   6.2   Benefit Payments ................................................    9
   6.3   Mortality Risk ..................................................    9
   6.4   Premium Taxes ...................................................    9
   6.5   Monthly Report ..................................................   10
   6.6   Monthly Cash Settlement and Accounting ..........................   11


                                        i
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
ARTICLE VII ADMINISTRATION; RECORDS; NOTICES .............................   12
   7.1   Administration ..................................................   12
   7.2   Transfer of Books and Records ...................................   12
   7.3   Maintenance of Books and Records ................................   12
   7.4   Notices .........................................................   12

ARTICLE VIII GUARANTY FUND ASSESSMENTS ...................................   12
   8.1   Reimbursement of the Company.....................................   12
   8.2   Reimbursement of the Reinsurer ..................................   13

ARTICLE IX RECAPTURE .....................................................   13
   9.1   Right of Recapture ..............................................   13
   9.2   Effect of Recapture .............................................   14
   9.3   Fees and Expenses ...............................................   14

ARTICLE X RIGHT OF INSPECTION ............................................   14

ARTICLE XI INDEMNIFICATION ...............................................   15

ARTICLE XII INSOLVENCY ...................................................   15

ARTICLE XIII NO THIRD PARTY RIGHTS .......................................   15

ARTICLE XIV DUTY OF COOPERATION ..........................................   16

ARTICLE XV ARBITRATION ...................................................   16
   15.1  Arbitration .....................................................   16
   15.2  Arbitration Procedures ..........................................   16

ARTICLE XVI DAC TAX ......................................................   17
   16.1  DAC Tax Reimbursement ...........................................   17

ARTICLE XVII GENERAL PROVISIONS ..........................................   19
   17.1  Notices .........................................................   19
   17.2  Entire Agreement ................................................   19
   17.3  Expenses ........................................................   19
   17.4  Counterparts ....................................................   19
   17.5  No Third Party Beneficiary ......................................   19


                                       ii
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
   17.6  Amendment .......................................................   20
   17.7  Assignment; Binding Effect ......................................   20
   17.8  Severability ....................................................   20
   17.9  Governing Law ...................................................   20
   17.10 Waiver ..........................................................   20
   17.11 Headings, etc. ..................................................   20
   17.12 Compliance with Laws ............................................   20
   17.13 Errors and Oversights ...........................................   20

COINSURANCE AGREEMENT

THIS COINSURANCE AGREEMENT (this "Agreement"), dated as of February 10, 2004, is made by and between United of Omaha Life Insurance Company, a Nebraska insurance company (the "Company"), and Security Benefit Life Insurance Company, a Kansas insurance company (the "Reinsurer").

                             INTRODUCTORY STATEMENTS

The Company, the Reinsurer and Companion Life Insurance Company ("Companion") have entered into that certain Purchase Agreement, dated as of February 12, 2004 (the "Purchase Agreement"), which agreement calls for, among other things, the reinsurance transactions described in this Agreement;

Upon the terms and conditions set forth herein, the Company desires to cede, on a coinsurance or modified coinsurance basis, to the Reinsurer the Company's rights, liabilities, and obligations in respect of its variable life insurance and variable annuity products in force on the Effective Date;

Upon the terms and conditions set forth herein, the Reinsurer desires to reinsure on a coinsurance or modified coinsurance basis all of the rights, liabilities, and obligations in respect of the Company's products referred to above; and

The Company desires that the Reinsurer perform certain administrative functions on behalf of the Company with respect to the Policies, and the Company and the Reinsurer have entered into an Administrative Services Agreement of even date herewith pursuant to which the Reinsurer shall provide such administrative services.

NOW, THEREFORE, in consideration of the mutual covenants and promises, and upon the terms and conditions, hereinafter set forth, the parties hereto agree as follows:

                                   DEFINITIONS

Capitalized terms not defined herein shall have the meanings set forth in the Purchase Agreement:

"Accidental Death Benefit Risk" means any accidental death benefit payable under a Life Insurance Contract in the event of the insured's accidental death.

"Administrative Services Agreement" has the meaning set forth in Section 6.2.

"Annuity Contracts" means all annuity contracts, binders, policies, endorsements, riders, and certificates issued by Company on or prior to the Effective Date and in force on the Effective Date that are on forms identified in Schedule 1.01(c) attached to the Purchase Agreement, including any such policies, certificates and contracts that have lapsed and that otherwise would be eligible for inclusion herein, subject to reinstatement pursuant to reinstatement procedures contained in such policies, certificates and contracts.

"Business Day" shall mean each day on which a valuation of the Separate Accounts is required by Applicable Law or the terms of the Policies.

"Ceding Commission" means the total ceding commission paid to the Company by the Reinsurer, which consists of three components of a total amount of $37.94 million. The three components of the total amount are, and correspond respectively to, each of: $10.72 million for qualified Annuity Contracts; $12.58 million for non-qualified Annuity Contracts; and $14.64 million for non-qualified Life Insurance Contracts.

"Extra Contractual Obligations" shall mean all liabilities and obligations for compensatory, consequential, extra-contractual, exemplary, punitive, special or similar damages, and liabilities for fines, penalties and forfeitures (other than those arising under the express terms and conditions of the Policies), which relate to or arise from any real or alleged act, error or omission, or other event whether or not intentional, negligent, in bad faith or otherwise, including, without limitation, any act, error or omission or other event relating to (i) the marketing, sale, underwriting, production, issuance, cancellation or administration of the Policies, (ii) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under the Policies, or (iii) the failure to pay or the delay in payment, or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Policies.

"General Account Reserves" means, as of any specified time, the aggregate direct General Account statutory reserves required to be maintained by the Company for the Policies, calculated consistent with (a) the reserve requirements, statutory accounting rules and actuarial principles applicable to the Company under the Applicable Law of each state in which the Policies were issued or delivered, and
(b) otherwise in accordance with the methodologies used by the Company to calculate the reserves and liabilities for the Policies in accordance with SAP and sound actuarial principles and any valuation bases and methods of determining reserves as provided in the forms of Policies, as applicable. Direct General Account Policy Reserves are included on Page 3, Line 1 of the respective Seller's Annual Statements and do not include any policy reserves related to existing reinsurance on the Life Insurance Contracts.

"Life Insurance Contracts" means all insurance policies, binders, endorsements, riders, certificates and contracts issued by the Company on or prior to the Effective Date and in force on the Effective Date that are on forms identified in Schedule 1.01(d) attached to the Purchase Agreement, including any such insurance policies, certificates and contracts that have lapsed and that otherwise would be eligible for inclusion herein, subject to reinstatement pursuant to reinstatement procedures contained in such policies, certificates and contracts.

"Mortality Risk" means the death benefit (exclusive of any Accidental Death Benefit Risk and inclusive of any Accelerated Death Benefit) under a Life Insurance Contract in excess of the account value of the Life Insurance Contract.

"Policies" means all Annuity Contracts and all Life Insurance Contracts.

"Policy Account" shall mean the portion of the Separate Account liabilities as shall from time to time relate to the Policies.

"Policy Liabilities" means all liabilities and obligations arising under or related to the Policies, other than the Excluded Liabilities. Without limiting the generality of the foregoing, the term "Policy Liabilities" shall include, without limitation, any and all of the Company's liability:

     (1) For liabilities and obligations in respect of the Policies, including Extra Contractual Obligations of or attributable to the Reinsurer or any of its Affiliates; provided, however, that the Company shall retain, and Reinsurer assumes no liability for, any Mortality Risk or Accidental Death Benefit Risk with respect to the Life Insurance Contracts; and

     (2) For premium Taxes arising on account of premiums paid at or after the Effective Date (without giving effect to any credits due to the Company for any guaranty fund assessments paid by the Company prior to the Effective Date) with respect to the Policies; and

     (3) For guaranty fund assessments and similar charges imposed based upon premiums paid with respect to the Policies and arising on account of premiums paid on or after the Effective Date; and

     (4) For returns or refunds of premiums (irrespective of when due) under the Policies payable on or after the Effective Date; and

     (5) For commission payments and other compensation, if any, payable on or after the Effective Date to or for the benefit of agents or brokers; and

     (6) For all liabilities arising out of any changes to the terms or conditions of the Policies mandated by Applicable Law; and

     (7) For all unclaimed property liabilities arising under or relating to the Policies.

"Qualifying Assets" shall mean assets that qualify as admissible assets of the Reinsurer under the laws of the State of Nebraska.

"Reinsurance Period" shall mean the period of time from the Effective Date of this Agreement through the termination of this Agreement.

"SAP" shall mean statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the State of Nebraska.

"Separate Accounts" shall mean the separate accounts of the Company relating to the Policies.

"Statutory Reserves" shall mean all reserves and liabilities required to be maintained by the Company for the Policies issued or reinsured by it, calculated consistent with (a) the reserve requirements, statutory accounting rules and actuarial principles applicable to the Company under the Applicable Law of each state in which the Policies were issued or delivered, and (b) otherwise in accordance with the methodologies used by the Company to calculate the reserves and liabilities for the Policies in accordance with SAP and sound actuarial principles and any valuation bases and methods of determining reserves as provided in the forms of Policies, as applicable.

                               BUSINESS REINSURED

     2.1 General. Effective as of the Effective Date, the Company hereby cedes to and reinsures with the Reinsurer, and the Reinsurer hereby assumes and reinsures from the Company, on an indemnity reinsurance basis, 100% of the Policy Liabilities. Such indemnity reinsurance shall be based on (i) 100% coinsurance with respect to the General Account Reserves and (ii) 100% modified coinsurance with respect to the Policy Account. The Company specifically retains all Mortality Risk and all Accidental Death Benefit Risk relating to the Life Insurance Contracts, and will be liable for the payment of the portion of death benefits under the Life Insurance Contracts attributable to the Mortality Risk and Accidental Death Benefit Risk as of the date of death of the insured. The Company does not cede to the Reinsurer any risk in excess of that permitted by the Mortality Risk Reinsurance Agreements.

     2.2 Liability. From and after the Effective Date, as between the parties, the Reinsurer shall indemnify the Company for all Policy Liabilities. The Reinsurer hereby agrees to pay directly any Policy Liabilities on behalf of, and in the name of, the Company pursuant to the terms of the Administrative

Services Agreement; provided, however, that the Reinsurer shall have no direct or indirect obligation itself to insureds, claimants, or beneficiaries under any Policies.

     2.3 Defenses. The Reinsurer accepts, reinsures, and assumes the Policy Liabilities subject to any and all defenses, setoffs, and counterclaims to which the Company is entitled with respect to the Policy Liabilities, it being expressly understood and agreed by the parties hereto that no such defenses, setoffs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, setoffs, and counterclaims. The Company agrees to exercise any such defenses, setoffs and counterclaims for the benefit of the Reinsurer.

     2.4 Declaration of Non-Guaranteed Elements. Certain Policies ceded under this Agreement provide that the Company may in its discretion, from time to time, as provided in the policy or contract, declare interest rates, cost of insurance rates or other non-guaranteed elements that are used to determine policy or contract values. During the Reinsurance Period, the Reinsurer shall establish non-guaranteed elements of the Policies, including interest rates, current annuity purchase rates and cost of insurance rates and communicate them to the Company, along with the basis for the Reinsurer's determination of any such non-guaranteed elements. These non-guaranteed elements shall not become effective until approved by the Company, which approval shall not be unreasonably withheld. If the Company fails to disapprove the non-guaranteed elements by providing notice to the Reinsurer within five (5) business days after receipt of communication from the Reinsurer regarding their establishment, they will be deemed to have been approved by the Company.

     2.5 POLICY CHANGES. The Company agrees that it shall not make any changes after the date of this Agreement in the provisions and conditions of a Policy except with Reinsurer's prior written consent or to the extent that any change to the terms of any Policy is required under Applicable Law. The Company further agrees upon request by the Reinsurer to take all actions reasonably necessary to facilitate the addition of new investment options to be available under the Policies or the substitution of new investment options for existing investment options, including obtaining a substitution order from the Securities and Exchange Commission, and to the extent necessary or appropriate, assigning, amending or terminating applicable participation agreements. Reinsurer shall pay the Company's reasonable expenses incurred in connection with this Section 2.5.

     2.6 RETROCESSION. Reinsurer will retain the right to retrocede all or any portion of the risks assumed by it arising under this Agreement.

                               TRANSFER OF ASSETS

     3.1 CEDING COMMISSION. In accordance with this Agreement and the Purchase Agreement, concurrently with the execution of this Agreement the Reinsurer is paying to the Company the Ceding Commission.

     3.2 TRANSFER ON THE CLOSING DATE. In consideration of the Reinsurer's reinsurance of the Policy Liabilities hereunder, the Company agrees to transfer to the Reinsurer on April 20, 2004 (the "Closing Date") in accordance with the provisions of Section 2.02(b) of the Purchase Agreement cash in an amount equal to the excess of the General Account Reserves less the Adjustments to General Account Reserves over the dollar amount of outstanding Policy Loans (to the extent such loans constitute admitted assets under SAP), each as of December 31, 2003. Such amounts shall be adjusted in accordance with Section 2.05 of the Purchase Agreement.

     3.3 OTHER TRANSFER. The Company hereby also sells, assigns and transfers to the Reinsurer all Policy Loans, and agrees to pay reinsurance premiums equal to premiums due or to become due, premiums deferred and uncollected, premium adjustments and any and all amounts, payments or consideration which are or were held, received or collected by the Company on or after the Effective Date, or which are now due or will become due from any source under or in connection with the Policies except, however, to the extent that any such premiums, adjustments, amounts, payments or consideration are included within the cash transferred pursuant to Section 2.02(b) of the Purchase Agreement. Such amounts will be settled between the parties hereto in accordance with Section 6.3 of this Agreement. The Company and the Reinsurer acknowledge and agree that the Company has and will retain sole and absolute title to and possession of the assets held with respect to the Policy Account, and that the Reinsurer has no right, title, or interest (whether legal, equitable, secured, or otherwise) in or to any of the assets held with respect to the Policy Account.

     3.4 SECURITY TRUST. On the Closing Date, Reinsurer agrees to deposit an amount not less than, or transfer assets whose market value is not less than, the General Account Reserves reinsured on a coinsurance basis, less Adjustments to General Account Reserves and less the amount of outstanding Policy Loans (to the extent such loans constitute admitted assets under Applicable SAP), to the United of Omaha Trust, pursuant to the terms of that certain United of Omaha Trust Agreement by and among the Company, the Reinsurer and the Trustee, dated as of the Closing Date. In connection with each Reserve Report prepared in accordance with Section 5.3, the Reinsurer will submit a report showing the amount by which the United of Omaha Trust is less than or exceeds the General Account Reserves, less Adjustments to General Account Reserves and less the amount of Policy Loans (to the extent such loans constitute admitted assets under Applicable SAP), held by the Reinsurer.

                                 TERRITORY; TERM

     4.1 TERRITORY AND TERM. This Agreement shall apply to Policies covering lives and risks wherever resident or situated. Subject to Article IX below, this Agreement shall remain in force and effect until the expiration or termination of all Policy Liabilities in respect of the Policies and until all obligations of either party hereunder have been discharged in full.

     4.2 REDUCTIONS. If all or any portion of the Company's liability on a Policy which has been reinsured is reduced, the Reinsurer's liability on such Policy will be decreased by the same amount.

                                    RESERVES

     5.1 Establishment of General Account Reserves. The Reinsurer shall be responsible for establishing and maintaining the proper general account Statutory Reserves for the Policy Liabilities reinsured on a coinsurance basis as required by Applicable Law. Assets in respect of the general account Statutory Reserves will be maintained in the United of Omaha Trust in accordance with the United of Omaha Trust Agreement.

     5.2 Establishment of Separate Account Reserves.

          (a) Policy Account. For each Policy, an amount equal to the accumulated value (as defined in the Policies) thereof invested on a variable basis shall be held by the Company in the Separate Accounts.

          (b) Policy Account Reserve. The total Policy Account Statutory Reserve liability for each Policy relating to the assets held in the Policy Account pursuant to Section 5.2(a) reinsured on a modified coinsurance basis shall be shown by the Company on its Separate Account balance sheets, consistent with SAP.

     5.3 Reserve Reports. The Reinsurer or its designee shall provide the Company, within 10 Business Days after the end of each calendar quarter, valuation summary reports which shall itemize reserves and contracts in force by plan code, in a format mutually agreed upon by the Company and the Reinsurer. Such reports shall reflect 100% of any changes in the reserves described in Sections 5.1 and 5.2 above which occurred during the accounting period for which such reports are made. These reports shall include statutory, tax and GAAP benefit reserves.

     5.4 Reinsurance Reserve Credits. If the full statutory reinsurance reserve credit contemplated by this Agreement is or becomes unavailable to the Company with respect to any jurisdiction, the Reinsurer shall take any and all action necessary to make such full statutory reinsurance reserve credit available to the Company; provided however, the Reinsurer shall not be required to take any action to the extent that reserve credit is denied to the Company as a result of the Company's retention of Mortality Risk and Accidental Death Benefit Risk. In doing so, the Reinsurer shall have the discretion to utilize any means available in the applicable jurisdiction to make such full statutory reinsurance reserve credit available to the Company, which may include, but not be limited to, permitting the Company to withhold funds, establishing a reserve trust account or posting a letter of credit. If a letter of credit is utilized, it shall be furnished and maintained by the Reinsurer for the benefit of the Company and be clean, irrevocable and unconditional and otherwise of such nature and amount as to satisfy the requirements of the particular jurisdiction for purposes of establishing full statutory reinsurance reserve credit for the Company.

In the event that the Reinsurer shall fail or refuse to fulfill any of its obligations under this Agreement relating to the payment of any Policy Liability, the Company shall be entitled to proceed under the terms and conditions of any letter of credit, trust agreement or any other agreement relating to the same and seize and take possession of the funds represented by the same and apply those funds to reduce the Reinsurer's obligations to the Company.

                            ACCOUNTING AND SETTLEMENT

     6.1 Net Daily Activity. With respect to any Business Day, the "Net Daily Activity" shall be the amount calculated by comparing:

          (a) the sum of:

               the gross premiums and annuity deposits collected on all Policies;

               the payments made to the Company or its broker-dealer under distribution agreements and/or participation agreements or other agreements with any mutual fund organization or affiliate thereof attributable to the use of such organization's mutual funds as funding vehicles for the Policies;

               the interest payments and principal repayments on all Policy loans, less new Policy loan amounts paid to contract owners;

               any other fees, charges, premiums, costs, or other amounts, or portion(s) thereof relating to the Business, collected during the preceding Business Day, which would be payable to the general account of the Company in the absence of the reinsurance of the Policies effected by this Agreement.

          (b) less the sum of the following:

               the total Policy benefits paid, including death benefits, enhanced annuity death benefits, full or partial cash surrender benefits, full or partial withdrawal benefits, maturity benefits, annuity payments, and annuity surrenders for annuitization;

               the net amount of funds transferred from the General Account to the Separate Accounts of the Company in connection with maintaining the Policy Account including premiums allocated to the Separate Accounts, contract owner transfers from the General Account to the Separate Accounts, and policy loan repayments transferred to the Separate Accounts; less contract owner transfers from the Separate Accounts to the General Account, transfers from the Separate Accounts for new policy loans, the Separate Account portion of benefits paid (per (b)(i)), and fees and charges originating in the Separate Accounts including cost of insurance charges, management and expense charges, surrender charges, and enhanced death benefit charges; and

               any other fees, charges, premiums, costs, and other amounts, or portion(s) thereof relating to the Business, payable on such day by the general account of the Company under the terms of the Policies.

Reimbursements listed above shall not be made with respect to items accrued by the Company prior to the Effective Date.

The net daily activity shall be accumulated for each Business Day and combined as a total in the aggregate for each calendar month. If the sum of items in
Section 6.1(a) exceeds
the sum of items in Section 6.1(b), then (subject to the provisions of Section 6.6) such excess (to the extent not already paid to or on behalf of the Reinsurer) shall be payable by the Company to the Reinsurer and added to the monthly settlement report (subject to the provisions of Section 6.5). Conversely, if the sum of the items in Section 6.1(b) exceeds the sum of the items in Section 6.1(a), then (subject to the provisions of Section 6.6) such excess (to the extent not already paid to or on behalf of the Company) shall be payable by the Reinsurer to the Company and subtracted from the monthly settlement report (subject to the provisions of Section 6.5).

     6.2 Benefit Payments. The Reinsurer shall have full responsibility and authority for all benefit payment determinations or settlements except payments of death benefits under the Life Insurance Contracts, which will remain the responsibility of the Company. In all other cases, the Reinsurer shall be solely responsible for all expenses associated with benefit payment determinations or settlements pursuant to and in accordance with the Administrative Services Agreement, dated as of the date of this Agreement, between the Company and the Reinsurer, as the same may be amended from time to time (the "Administrative Services Agreement").

     6.3 MORTALITY RISK. In consideration of the Mortality Risk retained by the Company, the Company shall retain premiums received under the Life Insurance Contracts in an amount that shall be calculated on a monthly basis. The amount of premium retained by the Company shall be calculated at the beginning of each calendar month based upon the Mortality Risk of each of its Life Insurance Contracts in force as of the close of the last Business Day of the prior calendar month and mortality rates from the 1985-1990 Society of Actuaries modified Basic Select and Ultimate sex distinct tables on an "age last birthday" basis ("SOA Tables") multiplied by up to four separate tables of scalar factors. The SOA Tables and scalar factor tables are attached to the Purchase Agreement as Exhibit G. The monthly premium for standard business is determined for each such Life Insurance Contract by multiplying: (1) 1/12th of the rate determined by reference to the applicable SOA Table; by (2) the applicable scalar factor from each of the four scalar factor tables; by (3) the Mortality Risk for that Life Insurance Contract as of the close of the last Business Day of the prior calendar month. The monthly premium for substandard business is determined for each such Life Insurance Contract and is the sum of: (1) the monthly premium as determined for the standard business as described above; and (2) 1/12th of the rate determined by reference to the applicable SOA Table for standard business, multiplied by (x) the total mortality rating (i.e., 100% plus any applicable substandard mortality rating) less 100%; (y) the applicable scalar factor from each of scalar 1 and scalar 3; and (z) the Mortality Risk for that Life Insurance Contract as of the close of the last Business Day of the prior calendar month. In addition to the foregoing amounts, the Company shall retain a monthly premium for any Accidental Death Benefit Risk in an amount equal to 1/12th of $0.50 per $1,000 of Accidental Death Benefit in force as of the close of the last Business Day of the prior calendar month. The Accelerated Death Benefit under the Life Insurance Contracts is an amount equal to 94% of the death benefit under the Life Insurance Contract (88% in Washington and 96% in New Jersey). The Company shall pay Reinsurer upon payment of an Accelerated Death Benefit a portion of the difference between the Accelerated Death Benefit amount and the death benefit under the Life Insurance Contract if the Accelerated Death Benefit had not been elected, which is an amount equal to 6% of the death benefit (12% in Washington and 4% in New Jersey). The portion paid to Reinsurer shall be equal to a proportional share of the difference based upon the percentage of the death benefit attributable to account value.

     6.4 Premium Taxes. The Reinsurer shall pay the Company on a monthly basis an amount equal to two percent (2%) of the gross premiums collected by the Reinsurer on Life Insurance Contracts, as an advance against the Reinsurer's liabilities for premium taxes with respect to premiums paid on the Policies. Amounts payable pursuant to this Section 6.4 shall be reflected on the monthly report as outlined in Section 6.5 and paid pursuant to the provisions of Section
6.6. After the end of each calendar year falling within the term of this Agreement, the Company shall provide the Reinsurer with an accounting of its actual premium tax liability with respect to the Policies. The amount of any excess or shortfall of the advance premium taxes paid to the Company by the Reinsurer for such calendar year and the actual premium taxes paid by the Company for such calendar year shall be included in the next following monthly report and paid pursuant to the provisions of Section 6.6. Such amount shall be reflected in
Schedule 6.5 as "an adjustment to prior reports" and shall be to the credit of Reinsurer in the event of an excess of advance over actual premium taxes and to the credit of Company in the event of a shortfall advance over actual premium taxes.

     6.5 Monthly Report. At the end of the tenth Business Day next succeeding the end of each calendar month, the Reinsurer will provide the Company with a statement for the preceding month; provided that prior to the Service Commencement Date such statements shall be provided by the Company to Reinsurer. The statement may reflect a correction or adjustment, in which event the Reinsurer or the Company, as the case may be, shall make any required payment on the day following notification thereof in accordance with the method for cash payments prescribed by Section 6.6(a) below. Any further adjustment as may be required shall be made promptly following agreement of the parties or completion of any audit pursuant to Section 6.6(c) below. Monthly statements shall include the items set forth below and shall be in a form agreed to by the Company and the Reinsurer in writing being substantially consistent with Schedule 6.5.

          (a) the monthly totals of the items included in the Net Daily Activity, under Section 6.1 for all Policies;

          (b) the commissions paid (net of refunds) on behalf of the Company for all Policies;

          (c) the interim services fee paid by the Reinsurer to the Company during the Interim Service Period;

          (d)  the amount of any advance premium taxes pursuant to Section 6.4;

          (e)  the premium retained by the Company for the Mortality Risk under
               Section 6.3;

          (f) the amount of death benefits paid on life policies, including accidental death benefits, in excess of policy account values on the date of death;

          (g) the Reinsurer's proportionate share of the difference between the Accelerated Death Benefit amount and the death benefit under the Life Insurance Contract if the Accelerated Death Benefit had not been elected;

     The total net monthly cash settlement payable to the Reinsurer by the Company shall be calculated as (a) - (b) - (c) - (d) - (e) + (f) + (g); provided, however, if the result of such calculation is negative, then the absolute amount of such negative result shall be payable to the Company by the Reinsurer. Such payments shall be made in accordance with Section 6.6.

     6.6 Monthly Cash Settlement and Accounting.

          (a) Monthly Cash Settlements. The Reinsurer or the Company, as the case may be, shall make the required payments within three Business Days following the receipt of the monthly report under Section 6.5 by wire transfer of immediately available funds. The Monthly Cash Settlements will reflect any payments already made under Section 6.1 for accumulated Net Daily Adjustments. Monthly statements may be based upon reasonable approximations and shall be in a form substantially consistent with Schedule 6.5.

          (b) Form of Statements. All statements provided pursuant to Sections 6.3, 6.4 and 6.5 above shall summarize the items to be settled in reasonable detail. It is intended that the statements be transmitted by facsimile or other similar means of convenient written communication, but, in the event that any statement cannot be transmitted after application of commercially reasonable efforts, the party preparing the statement may notify the other party of any settlement due by oral communication, in which case a hard copy of the settlement statement shall be provided as promptly as practicable.

          (c) Right to Audit. With regard to statements, reports, and settlements contemplated by this Article VI and prepared by the Company or Reinsurer, as applicable, the other party shall have the right to audit the amounts contained in any such statements, reports and settlements.. For such purposes, the Company or Reinsurer, as applicable, and its employees, professional advisors and agents shall have a right to review and copy the relevant books and records of the other party and to discuss such matters with employees of the other party during normal business hours. Each party agrees to render reasonable assistance to the other party in conducting any such audit and to instruct its independent public accountants and actuaries to provide information to the other party.

     6.7 GENERAL RIGHT OF OFFSET. Notwithstanding any provision of this Agreement, any and all amounts due from the Reinsurer to the Company or from the Company to the Reinsurer under this Agreement may be offset against amounts due from one party to the other under this Agreement or under any other written agreement hereafter entered into by and between the parties, in settling and making payments on a net basis of amounts due under this Agreement and any subsequent written agreements.

                        ADMINISTRATION; RECORDS; NOTICES

     7.1 Administration. Administration and servicing of all of the Policies shall be conducted pursuant to the terms and subject to the conditions set forth in the Administrative Services Agreement. Reports, files, and other records and information relating to the Policies shall be transferred and maintained pursuant to the terms and subject to the conditions set forth in the Administrative Services Agreement.

     7.2 Transfer of Books and Records. The Company shall forward to the Reinsurer all reports, records, underwriting files, policy files, claims files and information in any form in its possession relating to the Policies pursuant to and in accordance with the Administrative Services Agreement.

     7.3 Maintenance of Books and Records. The Reinsurer agrees to maintain a true and complete set of books and records relating to all transactions under this Agreement, including without limitation all such records as may be required by Applicable Law. The Reinsurer shall maintain such books and records at the Reinsurer's expense and in accordance with prudent standards of insurance recordkeeping and all Applicable Laws. The books and records shall be available (at their place of keeping) for inspection, examination, and audit by the Company and state and federal regulatory authorities (in each case together with their respective representatives) at all reasonable times. The Reinsurer shall furnish to the Company (i) at the Reinsurer's expense, copies of any books or records relating to the transactions under this Agreement as may be reasonably required by the Company in connection with the preparation of the Company's financial statements, state and federal income and other tax returns, and any other filings or reports required to be filed with, or requested by, state or federal regulatory authorities or any rating agencies and
(ii) at the Company's expense, copies of any such books and records for any other reason. Without limiting the generality of the foregoing, the Reinsurer shall provide the Company (at the Reinsurer's expense) all information concerning the Policies required to be included in the Company's state premium tax returns (in a format suitable for direct insertion therein).

     7.4 Notices. The Company agrees that, after the Closing Date, it shall forward promptly to the Reinsurer all notices and other written communications received by it relating to the Policies (including without limitation all inquiries or complaints from state insurance regulators, agents, brokers and insureds and all notices of claims, suits and actions for which it receives service of process). The Company shall be entitled to retain copies of all such materials.

                            Guaranty fund assessments

     8.1 Reimbursement of the Company. In the event the Company is required to pay any assessment to any insurance guaranty, insolvency, comprehensive health association or other similar fund maintained by any jurisdiction assessed in part or whole with respect of premiums paid under the Policies on or after the Effective Date, the portion, if any, of such assessment that relates to Policies (the "Related Assessment") shall be reimbursed by the Reinsurer. The Reinsurer shall not be obligated to reimburse the Company for any such assessment allocable to premiums paid under the Policies prior to the Effective Date. The Reinsurer shall pay to the Company any Related Assessment which shall have become due, promptly on written demand therefor by the Company, submitted together with documentation evidencing such assessment and the payment therefor by the Company. If at any time the Company shall subsequently recover all or part of any such assessment reimbursed by the Reinsurer (e.g., through policy surcharges or through reduction of or credits against premium taxes as to the Policies), the portion of any such recovery received or otherwise realized by the Company attributable to the Related Assessment shall be reimbursed to the Reinsurer (based upon the total portion of such recovery attributable to Policies). The Company shall provide the Reinsurer with semi-annual reports of any such recoveries regardless of the form in which received.

     8.2 Reimbursement of the Reinsurer. In the event the Reinsurer is required to pay any assessment to any insurance guaranty, insolvency, comprehensive health association or other similar fund maintained by any jurisdiction assessed in part or in whole with respect of premiums paid under the Policies prior to the Effective Date, the portion, if any, of such assessment that relates to Policies (the "Related Prior Period Assessment") shall be reimbursed by the Company. The Company shall not be obligated to reimburse the Reinsurer for any such assessment allocable to premiums paid under the Policies after the Effective Date. The Company shall pay to the Reinsurer any Related Prior Period Assessment which shall have become due, promptly on written demand therefor by the Reinsurer, submitted together with documentation evidencing such assessment and the payment therefor by the Reinsurer. If at any time the Reinsurer shall subsequently recover all or part of any such assessment reimbursed by the Company (e.g., through policy surcharges or through reduction of or credits against premium taxes as to the Policies), the portion of any such recovery received or otherwise realized by the Reinsurer attributable to the Related Prior Period Assessment shall be reimbursed to the Company (based upon the total portion of such recovery attributable to Policies). The Reinsurer shall provide the Company with semi-annual reports of any such recoveries regardless of the form in which received.

                                    RECAPTURE

     9.1 Right of Recapture. At any time after the occurrence (or nonoccurrence, as the case may be) of either of the following, the Company shall have the right, upon delivery of written notice to the Reinsurer, to recapture any and all of the Policies:

          (a) if the Reinsurer materially breaches any provision of this Agreement or the Administrative Services Agreement, which breach is not cured within 60 days after receipt by the Reinsurer of notice thereof from the Company; or

          (b) if the Reinsurer is placed in receivership, conservatorship, rehabilitation, or liquidation by any insurance regulatory authority or becomes (whether voluntarily or involuntarily) the subject of a proceeding under any local, state, or federal bankruptcy or insolvency Law.

     9.2 Effect of Recapture. Upon the receipt of the Company's notice to recapture pursuant to Section 9.1 hereof, and without further action by the Reinsurer, the Reinsurer will be deemed to have ceded, transferred, and assigned to the Company all Policy Liabilities; and shall transfer and assign to the Company Qualifying Assets (including all Policy loans) having an aggregate market value (or book value in the case of Policy loans) as of the date of recapture equal to the aggregate general account reserve liability amount established by the Company as of such date with respect to the Policies (without giving effect to the reinsurance under this Agreement) less any reserves retained by the Company as of such date relating to the Adjustments to General Account Reserves, together with all interest, dividend, or other investment income accrued on such assets from the date of the Reinsurer's receipt of such recapture notice until the date of the Company's receipt of such assets; and any and all of the Reinsurer's right, title, and interest in and to all gross premiums, premium adjustments, amounts recoverable from reinsurers, and other similar payments and receivables that are or may be due or payable under the Policies. The Reinsurer shall cooperate with the Company in effecting any recapture of Policies pursuant to Section 9.1 hereof, including without limitation by promptly transferring amounts to the Company described above and by executing and delivering such other documents, instruments and certificates effectuating the recapture described in this Section and reasonably requested by the Company.

     9.3 Fees and Expenses. (a) Upon the recapture of Policy Liabilities pursuant to Section 9.1 hereof, (i) the Reinsurer shall pay to the Company an amount which is a reasonable estimate of the expenses the Company will incur as a result of the recapture, and (ii) the Company will refund to the Reinsurer a portion of the Ceding Commission based on an appraisal of the Policies as of the date of termination (which appraisal shall take into consideration the effect of the termination of this Agreement). The estimate of expenses and the appraisal of the Policies as of the date of termination will be prepared by a nationally recognized actuarial firm reasonably acceptable to the parties. Such expense payment and refund shall be paid promptly with interest at an annual rate of 5% accruing from the date of termination until the date of payment.

                               RIGHT OF INSPECTION

Each party hereto and its respective authorized representatives shall have the right, at all reasonable times during normal business hours, to inspect and review all books, records, accounts, reports, tax returns, files and information of the other party hereto relating to the Policies and Policy Liabilities under such Policies.

                                 INDEMNIFICATION

The Reinsurer agrees to indemnify, defend and hold the Company harmless from and against all liability, damages, costs and expenses, including attorneys' fees, arising from Policy Liabilities. The Company agrees to indemnify, defend, and hold the Reinsurer harmless from and against all liability, damages, costs and expenses, including attorneys' fees, arising from Extra Contractual Obligations based on acts, errors or omissions by the Company or any of its officers, employees, agents or representatives, and any attorneys' fees incurred by the Company related to such Extra Contractual Obligations. The parties shall follow the indemnification procedures set forth in Article X of the Purchase Agreement.

                                   INSOLVENCY

The Reinsurer hereby agrees that, as to all reinsurance made, ceded, renewed or otherwise becoming effective hereunder, the portion of any risk or obligation assumed by the Reinsurer, when such portion is ascertained, shall be payable immediately on demand of the Company at the same time as the Company shall pay its retained portion of such risk or obligation, with reasonable provision for verification before payment, and the reinsurance shall be payable by the Reinsurer on the basis of the liability of the Company under the Policy or Policies reinsured, without diminution because of the insolvency of the Company, directly to the Company or to its liquidator, receiver, or other statutory successor. It is agreed that in the event of the insolvency of the Company, the liquidator, receiver or other statutory successor of the Company shall give prompt written notice to the Reinsurer of the pendency or submission of a claim under the Policy or Policies reinsured. During the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense available to the Company or its receiver. The expense thus incurred by the Reinsurer is chargeable against the Company, subject to any court approval, as a part of the expense of liquidation to the extent of a proportionate share of the benefit which accrues to the Company solely as a result of the defense undertaken by the Reinsurer.

                              NO THIRD PARTY RIGHTS

The Reinsurer's coinsurance of the Policy Liabilities pursuant to this Agreement with respect to any of the Policies is intended for the sole benefit of the parties to this Agreement and shall not create any right on the part of any policyholder, insured, claimant or beneficiary under such Policies against the Reinsurer or any legal relationship between such policyholders, insureds, claimants or beneficiaries and the Reinsurer.

                               DUTY OF COOPERATION

Each party hereto shall cooperate fully with the other party hereto in all reasonable respects in order to accomplish the objectives of this Agreement.

                                   ARBITRATION

     15.1 ARBITRATION.

(a) After the Effective Date, any dispute between the parties under or with respect to this Agreement (other than disputes relating to calculations relating to DAC Tax, which shall be resolved in accordance with Article XVI hereof), including the validity and effectiveness of this Agreement, shall be decided through negotiation and, if necessary, arbitration as set forth in Section 15.2.

(b) The parties intend this Section 15.1 to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C., Section 1) including any amendments to that Act which are subsequently adopted. In the event that either party refuses to submit to arbitration as required by Section 15.1(a), the other party may request the court specified in Section 12.06 of the Purchase Agreement to compel arbitration in accordance with the Federal Arbitration Act.

     15.2 ARBITRATION PROCEDURES.

          (a) Except as expressly provided otherwise in Section 15.1(a), the Company and the Reinsurer intend that any dispute between them under or with respect to this Agreement be resolved without resort to any litigation. Accordingly, the Company and the Reinsurer agree that they will negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any such dispute; provided, however, that if any such dispute cannot be so resolved by them within sixty (60) calendar days (or such longer period as the parties may agree) after commencing such negotiations, the Company and the Reinsurer agree that they will submit such dispute to arbitration in the manner specified in, and such arbitration proceeding will be conducted in accordance with, the Commercial Arbitration Rules of the American Arbitration Association.

          (b) The arbitration hearing will be before a panel of three disinterested arbitrators, each of whom must be a present or former officer of a life insurance or life reinsurance company or other professional familiar with the life insurance and reinsurance business. The Company and the Reinsurer will each appoint one arbitrator by written notification to the other party within thirty (30) calendar days after the date of the mailing of the notification initiating the arbitration. These two arbitrators will then select the third arbitrator within thirty (30) calendar days after the date of the mailing of the notification initiating arbitration.

          (c) If either the Company or the Reinsurer fails to appoint an arbitrator, or should the two arbitrators be unable to agree upon the choice of a third arbitrator, the president of the American Arbitration Association or of its successor organization or (if necessary) the president of any similar organization designated by lot of the Company and the Reinsurer within thirty
(30) calendar days after the request will appoint the necessary arbitrators.

          (d) The arbitrators shall base their decision on the terms and conditions of this Agreement. However, if the terms and conditions of this Agreement do not explicitly dispose of an issue in dispute between the parties, the arbitrators may base their decision on the customs and practices of the life insurance and life reinsurance industry rather than solely on an interpretation of Applicable Law. The arbitrators' decision shall take into account the right to offset mutual debits and credits as provided in this Agreement. The vote or approval of a majority of the arbitrators will decide any question considered by the arbitrators. The place of arbitration will be determined by the arbitrators. Each decision (including, without limitation, each award) of the arbitrators will be final and binding on all parties and will be nonappealable, and (at the request of either the Company and the Reinsurer) any award of the arbitrators may be confirmed by a judgment entered by the court specified in Section 14.08 of the Administrative Services Agreement. In no event, may the arbitrators award punitive or exemplary damages. Each party will be responsible for paying (a) all fees and expenses charged by its respective counsel, accountants, actuaries, and other representatives in conjunction with such arbitration and (b) one-half of the fees and expenses charged by each arbitrator.

                                     DAC TAX

     16.1 DAC Tax Reimbursement In accordance with Treasury Regulations Section 1.848-2(g)(8), the Company and the Reinsurer hereby elect to determine specified contract acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

          (a) All uncapitalized terms used herein shall have the meanings set forth in the regulations under Section 848 of the Code.

          (b) The party with net positive consideration under this Agreement for each taxable year shall capitalize specified contract acquisition expenses with respect to this Agreement without regard to the general deductions limitation of
Section 848(c)(1) of the Code.

          (c) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

          (d) The Reinsurer shall submit a schedule to the Company by April 1 of each year of its calculation of the net consideration under this Agreement for the preceding taxable year. This schedule of calculations shall be accompanied by a statement signed by an authorized representative of the Reinsurer stating that the Reinsurer shall report such net consideration in its federal income tax return for the preceding taxable year.

          (e) The Company may contest such calculation by providing an alternative calculation to the Reinsurer in writing within thirty (30) calendar days after the date on which the Company receives the Reinsurer's calculation. If the Company does not so notify the Reinsurer, the Company shall report the net consideration under this Agreement as determined by the Reinsurer in the Company's federal income tax return for the preceding taxable year.

          (f) (i) If the Company contests the Reinsurer's calculation of the net consideration under this Agreement, the parties shall act in good faith to reach an agreement as to the correct amount of net consideration within thirty (30) calendar days after the date on which the Company submits its alternative calculation. If the Company and the Reinsurer reach agreement as to the amount of net consideration under this Agreement, each party shall report such amount in its federal income tax return for the preceding taxable year.

               (ii) If, during such 30-day period, the Reinsurer and the Company are unable to reach agreement, they shall promptly thereafter cause independent accountants mutually agreed to by the Reinsurer and the Company (who shall not have any material relationship with the Reinsurer or the Company) promptly to review (which review shall commence no later than five
     (5) calendar days after the selection of such independent accountants) this Agreement and the calculations of the Reinsurer and the Company for the purpose of calculating the net consideration under this Agreement. In making such calculation, such independent accountants shall consider only those items or amounts in the Reinsurer's calculation as to which the Company has disagreed. Such independent accountants shall deliver to the Reinsurer and the Company, as promptly as practicable (but no later than sixty (60) calendar days after the commencement of their review), a report setting forth such calculation, which calculation shall result in a net consideration between the amount thereof shown in the Reinsurer's calculation and the amount thereof shown in the Company's calculation. Such report shall be final and binding upon the Reinsurer and the Company. The fees, costs and expenses of such independent accountant shall be borne (i) by the Reinsurer if the difference between the net consideration as calculated by the independent accountants and the Reinsurer's calculation is greater than the difference between the net consideration as calculated by the independent accountants and the Company's calculation, (ii) by the Company if the first such difference is less than the second such difference, and (iii) otherwise equally by the Reinsurer and the Company.

          (g) This election shall be effective for the taxable year ending December 31, 2004 and for all subsequent taxable years for which this Agreement remains in effect.

          (h) Both parties agree to attach a schedule to their respective federal income tax returns for the first taxable year ending after the date on which this election becomes effective which identifies this Agreement as a reinsurance agreement for which an election has been made under Treasury Regulations Section 1.848-2(g)(8).

                               GENERAL PROVISIONS

     17.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (and immediately after transmission confirmed by telephone) or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (and immediately after transmission confirmed by telephone) or, if mailed, on the date shown on the receipt therefor, as follows:

If to the Reinsurer:   Mr. Thomas A. Swank
                       Senior Vice President and Chief Financial Officer
                       One Security Benefit Place
                       Topeka, Kansas 66636-0001
                       Fax Number: (785) 368-1333

If to the Company:     Mr. Tommie D. Thompson
                       Executive Vice President, Comptroller and Treasurer
                       Mutual of Omaha Plaza
                       Omaha, NE 68175
                       Fax Number: (402) 351-5951

Any party may, by notice given in accordance with this Section to the other party, designate another address or Person for receipt of notices hereunder.

     17.2 Entire Agreement. This Agreement, the Purchase Agreement and the other Related Agreements contain the entire agreement between the Company and the Reinsurer with respect to the transactions contemplated hereby, and supersede all prior agreements and understandings, written or oral, with respect thereto.

     17.3 Expenses. Except as may be otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     17.4 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

     17.5 No Third Party Beneficiary. Except as otherwise expressly set forth in any provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     17.6 Amendment. This Agreement may only be amended or modified by a written instrument executed on behalf of both parties hereto.

     17.7 Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives, whether by merger, consolidation or otherwise. This Agreement may not be assigned by any party without the prior written consent of the other party hereto.

     17.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

     17.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Nebraska, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     17.10 Waiver. Any term or condition of this Agreement may be waived in writing at any time by the party that is entitled to the benefit thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under the terms of this Agreement, or by Law or otherwise afforded, shall be cumulative and not alternative, except as otherwise provided by Law.

     17.11 Headings, etc. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement. Unless the context of this

Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively; (b) the terms "hereof," "herein," "hereby," "hereto," "hereunder," and derivative or similar words refer to this entire Agreement (including the exhibits hereto); (c) the term "Article" refers to the specified Article of this Agreement; and (d) the term "party" means, on the one hand, the Company, and on the other hand, the Reinsurer.

     17.12 Compliance with Laws. The parties hereto shall at all times comply with all Applicable Laws in performing their obligations under this Agreement.

     17.13 Errors and Oversights. Each party to this Agreement will act reasonably in all matters within the terms of this Agreement. Clerical errors and oversights occasioned in good faith in carrying out this Agreement will not prejudice either party, and will be rectified promptly on an equitable basis.

IN WITNESS WHEREOF, the Company and the Reinsurer have each executed this Agreement as of the date first written above.

                                        UNITED OF OMAHA LIFE INSURANCE COMPANY


                                        By:
                                            ------------------------------------
                                        Name: Daniel P. Neary
                                        Title: President


                                        SECURITY BENEFIT LIFE INSURANCE COMPANY


                                        By:
                                            ------------------------------------
                                        Name: Thomas A. Swank
                                        Title: Senior Vice President,
                                               Chief Financial Officer and
                                               Treasurer